EXHIBIT 21.1

                 Subsidiaries of Midcoast Energy Resources, Inc.

                                            State of                 Year of                  Ownership Interest
         SUBSIDIARIES                    INCORPORATION            INCORPORATION              BY MIDCOAST ENERGY


Midcoast Holding No. One, Inc.             Delaware                    1993                         100%
Midcoast Marketing, Inc.                   Texas                       1991                         100%
Magnolia Pipeline Corporation              Alabama                     1989                         100%
Magnolia Resources, Inc.                   Mississippi                 1996                         100%
Magnolia Gathering, Inc.                   Alabama                     1996                         100%
Starr County Gathering System,
 A Joint Venture                           Texas                       1996                          60%
Pan Grande Pipeline, L.L.C.                Texas                       1996                          50%
Nugget Drilling Corporation*               Minnesota                   1982                         100%
H & W Pipeline Corporation*                Alabama                     1976                         100%

----------
* Presently Inactive